U.S. SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
(Rule 14a-101)
SCHEDULE 14A INFORMATION
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BALLISTIC RECOVERY SYSTEMS, INC.
(Name of Registrant as Specified in Its Charter)

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BALLISTIC RECOVERY SYSTEMS, INC.
300 Airport Road
South St. Paul, Minnesota 55075
NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
TO BE HELD 9:00 A.M., APRIL 25, 2008
TO THE SHAREHOLDERS OF BALLISTIC RECOVERY SYSTEMS, INC.:
NOTICE IS HEREBY GIVEN that the Annual Meeting of Shareholders of Ballistic Recovery Systems, Inc. (the “Company”) will be held at 9:00 a.m., Central Time on Friday, April 25, 2008 at Fleming Field, New Terminal Building, 1725 Henry Avenue, South St. Paul, Minnesota 55075, or at any adjournment or adjournments thereof, for the purposes of considering and taking appropriate action with respect to the following:
1.	To decrease the size of our Board of Directors from seven to five;

2.	To elect five directors to serve on the Board of Directors; and

3.	To transact such other business as may properly come before the meeting.
The foregoing items of business are more fully described in the Proxy Statement accompanying this Notice. The record date for determining those shareholders who will be entitled to notice of, and to vote at, the meeting and at any adjournments thereof is the close of business on March 28, 2008. The stock transfer books will not be closed between the record date and the date of the meeting. A list of shareholders entitled to vote at the meeting will be available for inspection at the Company’s principal executive offices.
We encourage you to take part in the affairs of your Company either in person or by executing and returning the enclosed proxy card as promptly as possible. To ensure that your shares are represented, we request that you sign and return your proxy card whether or not you intend to be at the meeting.

BY ORDER OF THE BOARD OF DIRECTORS,
/s/ Larry E. Williams
Larry E. Williams
Chief Executive Officer, President and Chief Operating Officer

April 1, 2008

WE URGE YOU TO MARK, SIGN AND DATE THE ENCLOSED PROXY AND PROMPTLY MAIL IT IN THE
ENCLOSED ENVELOPE, WHICH REQUIRES NO POSTAGE IF MAILED IN THE UNITED STATES.
BALLISTIC RECOVERY SYSTEMS, INC.
300 Airport Road
South St. Paul, Minnesota 55075
(651) 457-7491
PROXY STATEMENT
ANNUAL MEETING OF SHAREHOLDERS
TO BE HELD 9:00 A.M., APRIL 25, 2008
This proxy statement is being furnished in connection with the solicitation of proxies by the Board of Directors of Ballistic Recovery Systems, Inc. (also the “Company”) for use at our annual meeting of shareholders to be held Friday, April 25, 2008, at 9:00 a.m., Central Time, at Fleming Field, New Terminal Building, 1725 Henry Avenue, South St. Paul, Minnesota 55075, and at any adjournment thereof. This proxy statement and the accompanying form of proxy are being sent or given to shareholders beginning on or about April 1, 2008, along with our 2007 Annual Report to Shareholders. The Company will pay all expenses in connection with the solicitation of proxies. In addition to solicitation by mail, our officers, directors and regular employees, who will receive no extra compensation for their services, may solicit proxies by telephone or facsimile.
Voting
Only shareholders of record at the close of business on March 28, 2008 are entitled to notice of and to vote at the meeting or at any adjournment thereof. On March 28, 2008, there were 11,304,767 shares of the Company’s common stock outstanding. Each share is entitled to one vote. Cumulative voting is not permitted. A majority of the outstanding shares of common stock must be present or represented by proxy at the meeting in order to have a quorum. Abstentions and broker non-votes will be treated as shares present for the purpose of determining the presence of a quorum for the transaction of business at the meeting. In the election of directors, the five nominees receiving the highest number of affirmative votes will be elected. Other proposals validly acted upon at the meeting require the approval of the affirmative vote of a majority of the shares of common stock present or represented by proxy and voting at the meeting, together with the affirmative vote of a majority of the required quorum. Abstentions and broker non-votes can have the effect of preventing approval of a proposal where the number of affirmative votes, though a majority of the votes cast, does not constitute a majority of the required quorum. If the persons present or represented by proxy at the meeting constitute the holders of less than a majority of the outstanding shares of common stock as of the record date, the meeting may be adjourned to a subsequent date for the purpose of obtaining a quorum. Votes will be tabulated by the inspector of election appointed for the meeting, who will separately tabulate affirmative and negative votes, abstentions and broker non-votes.
Each proxy returned to the Company will be voted in accordance with the instructions indicated thereon. Unless a contrary choice is specified, all shares represented by proxies will be voted: FOR the decrease in the size of our Board of Directors from seven to five; and FOR the election of the director nominees named in this proxy statement. Each shareholder who signs and returns a proxy in the form enclosed with this proxy statement may revoke the proxy at any time prior to its use at the annual meeting by giving written notice of revocation to Larry E. Williams, Chief Executive Officer, President and Chief Operating Officer of the Company, by submitting a later-dated proxy or by voting in person at the annual meeting. Unless so revoked, the shares represented by each proxy will be voted at the annual meeting and at any adjournments thereof. Presence at the annual meeting of a shareholder who has signed a proxy does not, alone, revoke that proxy; revocation must be announced by the shareholder at the time of the meeting.
Recommendations of the Board of Directors
The Company’s Board of Directors recommends that you vote, FOR the decrease in the number of directors sitting on the Company’s Board of Directors from seven to five (Proposal No. 1) and FOR each of the nominees of the Board of Directors (Proposal 2).

PROPOSAL 1
DECREASE IN NUMBER OF DIRECTORS FROM SEVEN TO FIVE
Shareholders are requested in this Proposal 1 to approve the decrease in the number of directors sitting on our Board of Directors from seven to five. The affirmative vote of the holders of a majority of the shares present in person or represented by proxy and entitled to vote at the meeting will be required to decrease the size of the Board of Directors.
The Company’s current Amended and Restated Bylaws states that the number of directors of our Company may not be decreased by the Board of Directors without shareholder approval. On December 13, 2007, Mr. Nelson informed the Board of Directors that he did not intend to stand for re-election at the next annual meeting of shareholders. After careful consideration, the Board of Directors then determined, in lieu of filling the vacancy that would be created by Mr. Nelson’s departure from the Board of Directors, that it would be in the best interests of the Company and its shareholders to reduce the size of the Board of Directors from seven members to five. By reducing the number of Board members, the Board of Directors believes that the Company will be able to reduce the expenses relating to the functions of the Board, including, without limitation, the payment of non-employee director compensation. Additionally, the Board of Directors believes that a smaller Board will benefit the Company due to the Board’s more manageable size and enable the smaller Board to take necessary action in a more efficient manner. The Board of Directors believes that the five director nominees listed below have sufficient experience and expertise to manage the affairs of our Company for the foreseeable future.
The Board of Directors recommends that you vote FOR the decrease in the size of the Board of Directors from seven members to five.

PROPOSAL TWO
ELECTION OF DIRECTORS
The business and affairs of the Company are managed under the direction of our Board of Directors, which presently is comprised of seven members. As set forth in Proposal No. 1 hereto, the Company has proposed a reduction in the size of the Company’s Board of Directors from seven to five. Each of the elected directors is elected until the next annual meeting of shareholders and until the director’s successor has been elected and qualifies to serve as a director. The Board of Directors has nominated and recommends that you vote FOR the five nominees named below for election as directors. All of the nominees presently are members of the Board of Directors.
Unless otherwise specified, the proxy holders intend to vote FOR the election of the five nominees listed below. If for any reason any nominee shall be unavailable for election to the Board of Directors, the named proxies will vote for such other candidate as may be nominated by the Board of Directors. The Board of Directors has no reason to believe that any of the nominees will be unable to serve.
Set forth below is information regarding the individuals nominated for election to the Board of Directors, which includes information furnished by them as to their principal occupations for the last five years, certain other directorships held by them, and their ages as of the date of this proxy statement.

	Principal Occupation, Business Experience
Name and Age of	for the Past Five Years and Directorships in	Director
Director and Nominee	Public Companies	Since

Thomas Adams, Jr. Age 71	Mr. Adams retired during 1996 from his position as a Northwest Airlines 747 captain flying Trans-Pacific routes. Mr. Adams is a board member of the International Aerobatics Club and an active experimental aerobatics pilot and past member of the national aerobatics team. Mr. Adams is a member of the Compensation Committee.	1986

Darrel D. Brandt Age 65	Mr. Brandt was the acting Chief Executive Officer for the Company from December 1991 through November 1995. Mr. Brandt is an independent real estate developer and private investor. Mr. Brandt is a member of the Compensation Committee.	1991

Fernando Caralt Age 44	Mr. Caralt has served as a director since June 25, 2007. Mr. Caralt has served as the President, Chief Executive Officer and a director of CIMSA Ingenieria de Sistemas, S.A., a global leader in the parachute industry based in Spain, since 1997. Mr. Caralt has served as a director of INGENIA Ingenieria Aeronautica AIE, an association of aeronautical companies in Spain, since 2004. He also has served as a director of TAF Helicopters, S.A., a helicopter operator company based in Spain, since 2002.	2007

Boris Popov Age 62	Mr. Popov is the founder of the Company and holds the title of Chairman Emeritus. Mr. Popov is president of Northern Sun, Inc., a privately owned St. Paul, Minnesota based company that is engaged in aircraft equipment sales. He is also a private pilot. Mr. Popov is Chairman of the Compensation Committee and member of the Strategic Planning Committee.	1980

Larry E. Williams Age 50	Mr. Williams is the Company’s Chief Executive Officer. Before being named Chief Executive Officer on May 6, 2005, Mr. Williams was the Company’s President and Chief Operating Officer. From 2000 until his employment by the Company, he was the Vice President of Business Development at AmSafe Aviation in Phoenix, Arizona, the world’s largest manufacturer of aviation restraint systems. Prior to that, and since 1995, Mr. Williams was Group President at Rural/Metro Corporation. From 1985 to 1995, Mr. Williams was Executive Director of the Emergency Response Training Academy, a firm specializing in training of airport emergency response personnel. Mr. Williams is a member of the Strategic Planning Committee.	2006

INFORMATION CONCERNING THE BOARD OF DIRECTORS AND ITS COMMITTEES
Independence of the Board of Directors
Our Board of Directors currently has seven directors and has established a Compensation Committee and a Strategic Planning Committee as its standing committees. Our Board does not have a nominating committee or an executive committee or any committees performing similar functions, because all of the directors participate in those decisions. Effective March 6, 2008, the Board of Directors also determined that the entire Board of Directors would perform the functions of an audit committee. We are not currently listed on a national securities exchange or on an inter-dealer quotation system that has requirements that a majority of the board of directors be independent, however, the Board has determined that Messrs. Nelson, Adams and Underwood are “independent” under the definition set forth in Section 4200(a)(15) of National Association of Securities Dealers’ listing standards, which is the definition that our Board has chosen to use for the purposes of the determining independence.
Board Meetings and Committees
During the fiscal year ended September 30, 2007, the Board of Directors met four times. Each of the directors attended more than 75% of the aggregate of all meetings of the Board of Directors and of the committees on which they served. The Board of Directors and its committees also act from time to time by written consent in lieu of meetings. Below is a table that provides membership and meeting information for each of the Board committees during fiscal year 2007:

Name	Audit(3)	Compensation	Strategic Planning
Mr. Adams	—	X	—
Mr. Brandt	X	X	—
Mr. Caralt (1)	—	—	—
Mr. Nelson (2)	Chairman	—	—
Mr. Popov	—	Chairman	X
Mr. Underwood(2)	X	—	Chairman
Mr. Williams	—	—	X

(1)	Mr. Caralt was appointed to the Board of Directors on June 25, 2007, and has not yet been appointed to any committees.

(2)	Mr. Nelson and Mr. Underwood are not standing for re-election at the upcoming annual meeting of shareholders. Mr. Underwood resigned the Strategic Planning Committee on May 16, 2007 and the Audit Committee effective March 2, 2008.

(3)	On March 6, 2008, the Board of Directors determined that the entire Board of Directors would perform the functions of the Audit Committee.
The Board of Directors has a standing Compensation Committee and Strategic Planning Committee. The current membership of these committees is indicated above, although after our annual meeting of shareholders, the committees will be re-constituted due to the departures of Mr. Nelson and Mr. Underwood from the Board of Directors. Through fiscal year 2007, two members of the Audit Committee were independent, as that term is defined in Section 4200(a)(15) of National Association of Securities Dealers’ listing standards: Mr. Nelson and Mr. Underwood. For fiscal year 2007, the Board of Directors determined that Mr. Underwood is an “audit committee financial expert” as that term is defined in Item 407(d)(5)(ii) of Regulation S-B promulgated under the Securities Exchange Act of 1934, as amended (the “Exchange Act”). Mr. Underwood resigned from all Board committees, including the Audit Committee, effective March 2, 2008. Mr. Brandt would not be deemed independent under such standards as he is deemed to beneficially hold approximately 15% of our outstanding common stock.
The Board of Directors does not have a standing Nominating Committee, but will appoint one if the Company is required to do so for regulatory reasons or the Board of Directors believes it is in the Company’s shareholders best interests. The complete Board of Directors currently nominates Director-nominees and believes that, given the Company’s size and the Board’s size, the Company’s shareholders are as well served without a formal Nominating Committee. Accordingly, the Board of Directors has not adopted a Nominating Committee Charter. If appointed, the members of the Nominating Committee would meet the applicable independence standard.
Presently, all of the members of the Board of Directors meet to consider membership on the Board. The Board of Directors has no predefined minimum criteria for selecting Board of Directors nominees, although it believes that all independent directors should share qualities such as independence, relevant, non-competitive experience, and strong communication and analytical skills. In any given search in the future, the Board of Directors may also define particular characteristics for candidates to balance the overall skills and characteristics of the Board of Directors and the perceived needs of the Company.

The Board of Directors will consider for nomination as directors persons recommended by shareholders. Such recommendations must be in writing and delivered to Ballistic Recovery Systems, Inc., Attention: Corporate Secretary, 300 Airport Road, South St. Paul, Minnesota 55075. The Company does not pay a fee to any third party provider to identify or assist the Board of Directors in identifying potential nominees.
Compensation Committee:
The Compensation Committee oversees our compensation policies, plans and programs. The Compensation Committee reviews and approves corporate performance goals and objectives relevant to the compensation of our executive officers and other senior management; reviews and recommends to the Board of Directors the compensation and other terms of employment of our Chief Executive Officer and our other executive officers; administers our equity incentive and stock option plans; and makes recommendations to the Board of Directors concerning the issuance of awards pursuant to those plans. The Compensation Committee met two times during fiscal year 2007. The Board of Directors has adopted a written charter of the Compensation Committee, a copy of which can be found on the Investor Relations page of our company website at www.brsparachutes.com.
Our executive officers and employees generally are eligible for a discretionary annual bonus in the form of cash and/or restricted stock. Upon the recommendation of our Chief Executive Officer , our Compensation Committee each year determines the aggregate amount of our bonus pool available to the employees of our Company, including the executive officers (with the exception of the Chief Executive Officer), based on our performance during the fiscal year. The Compensation Committee then determines the amounts of the discretionary bonuses to be paid to the employees (other than the Chief Executive Officer) based on both our performance and the individual employee’s performance.
With respect to the discretionary bonus payable to Larry Williams, our Chief Executive Officer, our Board of Directors determines the amount of the bonus upon the recommendation of our Compensation Committee. For fiscal 2007, the Compensation Committee recommended to the Board that Mr. Williams be paid his full discretionary bonus of $48,500. That Compensation Committee considers the financial information available at the time and the Chief Executive Officers non-financial performance in obtaining certain goals and objectives established by the Board of Directors. To that end, the Compensation Committee considered the following in determining Mr. Williams’ discretionary bonus for fiscal 2007: 1) the Company’s ability to obtain products liability insurance on its general aviation business; 2) the Company’s ability to negotiate a revised supply agreement with Cirrus Design Corp. its largest customer; 3) the joint venture with CIMSA, resulting in an investment in the Company from CIMSA and a manufacturing agreement; 4) the development of the Company’s facilities in Mexico and North Carolina; 5) the Company’s acquisition of Head Lites Corp. which closed after 2007 fiscal year end; and 6) various light sport aircraft development agreements with various manufacturers including Cessna.
Audit Committee:
The Audit Committee makes recommendations as to the selection of independent registered public accountant and their compensation and reviews with the auditors the scope of the annual audit, matters of internal control and procedure and the adequacy thereof, the audit results and reports and other general matters relating to our accounts, records, controls and financial reporting. The Audit Committee’s responsibilities are further described in the report of the Audit Committee on page 14 of this proxy statement. During fiscal year 2007, the Audit Committee held four meetings to review the Company’s quarterly financial statements. The Audit Committee operates under a written charter adopted by the Board of Directors, a copy of which was attached to the Company’s 2005 Proxy Statement as Appendix B and is incorporated herein by reference. The Board of Directors adopted a written Audit Committee Charter, a copy of which can be found on the Investor Relations page of our company website at www.brsparachutes.com.
Strategic Planning Committee:
The Strategic Planning Committee reviews and recommends to the Board certain companies that might be strategic partners for the Company in consideration of the Company’s strategic plan. During fiscal year 2007, the Strategic Planning Committee held two meetings.
Shareholder Communication with the Board of Directors:
The Board of Directors has not formally adopted a process to provide shareholders with direct communication with the Board of Directors. Shareholders wishing to contact the Board of Directors, the Chairman, an individual member of the Board or any committee of the Board should do so in writing to Ballistic Recovery Systems, Inc., Attention: Corporate Secretary, 300 Airport Road, South St. Paul, Minnesota 55075. The Company encourages the members of the Board of Directors to respond to shareholder communications. The Company believes it has good relations with its shareholders.

Annual Meeting Attendance:
The Board members are not required to attend the Company’s annual meeting of shareholders, although all Board members have attended each of the last five Annual Meetings. The Board has historically followed each Annual Meeting with a Board of Directors meeting. Immediately prior to the 2008 annual meeting of shareholders, the Board had seven members, all of whom attended the 2007 Annual Meeting.
DIRECTOR COMPENSATION
The following table shows the compensation earned by each of our non-employee directors for the fiscal year ended September 30, 2007:

	Fees Earned or		All Other
Name	Paid in Cash	Stock Awards (1)	Compensation		Total

Tom Adams	$22,500	$8,211	0		$30,711

Darrell Brandt	28,500	8,211	0		36,711

Fernando Caralt	0	0	$12,500	(2)	12,500

Robert Nelson	44,000	8,211	0		52,211

Boris Popov	30,000	8,211	$27,333	(3)	65,544

Edward Underwood	32,000	8,211	0		40,211

(1)	Amount reflects the dollar amount recognized for financial statement reporting purposes for the fiscal year ended September 30, 2007 in accordance with SFAS No. 123(R) relating to (i) stock awards to our non-employee directors of 6,000 shares of our common stock on May 15, 2007, at the fair market value of our common stock on the date of grant and (ii) stock awards to our non-employee directors of 6,000 shares of our common stock on June 15, 2006, at fair market value of our common stock on the date of grant. Assumptions used in the calculation of this amount for non-employees are identified in Note 2 to our financial statements for the year ended September 30, 2007 included elsewhere in this Annual Report.

(2)	Amount reflects payments accrued for Mr. Caralt for consulting services provided to our Company during the fiscal year ended September 30, 2007 pursuant to the terms of our securities purchase agreement dated June 25, 2007 with CIMSA Ingenierias de Sistemas, S.A., of which Mr. Caralt is the president, chief executive officer and a director.

(3)	Amount reflects payments made to Mr. Popov for consulting services provided to our Company pursuant to the terms of a consulting agreement entered into with Mr. Popov on November 19, 2004, as amended.
Each of our non-employee directors currently receives $4,500 per Board meeting attended, with the Chairman of our Board receiving $9,000 per board meeting attended. Until March 16, 2006, members of our board committees received an additional $1,000 per meeting, but this amount was increased to $1,500 per meeting on such date. The chair of each committee receives an additional $500 per meeting. Audit Committee members were not separately compensated for their quarterly review of financial statements.
On March 16, 2006, the Board also approved an annual grant of 6,000 shares of common stock to non-employee directors for their participation at Board meetings relating to that fiscal year. The non-employee directors were granted the 6,000 shares of common stock on June 15, 2006; the fair market value of the common stock was $1.51 per share at the time of grant. On March 15, 2007, the Board approved the issuance of 6,000 shares of common stock to the non-employee directors at such time for participation in Board meetings through our 2008 annual meeting. The non-employee directors were granted the 6,000 shares of common stock on May 15, 2007; the fair market value of the common stock was $1.83 per share at the time of the grant.
Additionally, to the extent our directors are shareholders, they participate in declared dividends along with other holders of our common stock.

CERTAIN TRANSACTIONS
Consulting Agreements With Directors
On November 19, 2004, we entered into a Consulting Agreement with Boris Popov pursuant to which Mr. Popov would provide us certain consulting services relating to new product/development. Pursuant to this agreement, the term of which was six months, Mr. Popov was required to provide a minimum of 64 hours of service per month for $3,200 per month and be paid an additional $50 per hour for each hour over the 64 hour minimum. On March 16, 2005, we and Mr. Popov extended this agreement for an additional 12 months. On March 16, 2006, we and Mr. Popov extended the term of the agreement for an additional 24 months. We paid Mr. Popov $27,333 in fiscal year 2007 and $25,573 in fiscal year 2006 pursuant to such agreement. The fees paid pursuant to our consulting agreement with Mr. Popov were in addition to, and independent of, any fees or compensation owed or paid to him in his capacity as a non-employee director.
On June 25, 2007, we completed a private placement offering to CIMSA Ingenieria de Sistemas, S.A., a Spanish company, of 1,102,941 shares of our common stock and a three-year warrant to acquire up to 275,735 shares of our common stock at $2.00 per share. The warrant is subject to price adjustment and economic anti-dilution features until December 22, 2007, as well as anti-dilution protection from stock splits and similar events for the term of the warrant. We received gross proceeds of $1,500,000 in the offering. We did not engage a placement agent or broker in connection with the transaction. We have agreed to register the resale of the common stock, including the common stock issuable upon exercise of the warrants issued in the offering. Pursuant to the securities purchase agreement with CIMSA, we named Fernando Caralt, the President, Chief Executive Officer and a director of CIMSA, to our Board of Directors. Additionally, we agreed to negotiate and execute three agreements with CIMSA by August 31, 2007: (a) a manufacturing agreement pursuant to which CIMSA would subcontract certain manufacturing agreements to us over a three-year period; (b) a development agreement pursuant to which we would subcontract with CIMSA for certain development and design services over a three-year period; and (c) a one-year consulting agreement with Fernando Caralt to provide certain consulting services to the Company for cash compensation not to exceed $50,000. We did not do business with CIMSA prior to March 2007. During the fiscal year ended September 30, 2007, we generated revenues of $87,804 from CIMSA.
We have not yet entered into a development agreement with CIMSA as required pursuant to the securities purchase agreement, but have reached agreements for the manufacturing agreement and consulting agreement. Although we have not entered into a written consulting agreement with Mr. Caralt, we have agreed to general terms on a consulting arrangement with Mr. Caralt whereby he is entitled to a consulting fee of $4,167 per month he provides consulting services to us. This arrangement commenced in July 2007. On October 16, 2007, we entered into a letter manufacturing agreement with CIMSA as required pursuant to the securities purchase agreement with CIMSA. Under the letter agreement, we will manufacture at least 50% of the sewing production needs of CIMSA at our manufacturing facilities, including current facilities in Pinebluff, North Carolina and Tijuana, Mexico. Under the letter agreement, CIMSA will provide us with training and necessary information to manufacture the CIMSA products in amounts and at prices to be determined by the parties through purchase orders issued under the letter agreement. Unless earlier terminated mutually by the parties or by one party upon default, the term of the letter agreement shall continue until either party terminates with twelve (12) months’ prior written notice. This agreement superseded a manufacturing agreement by and between us and CIMSA dated January 25, 2007.

OWNERSHIP OF SECURITIES
The following table sets forth certain information with respect to beneficial ownership of our common stock as of March 28, 2008, except as otherwise noted, by: (a) each person or entity known by us to own beneficially more than five percent of our common stock; (b) each director and nominee for election as a director of our Company; (c) each of our executive officers named in the Summary Compensation Table; and (d) all of our directors and executive officers as a group. Beneficial ownership is determined in accordance with rules of the Securities and Exchange Commission and includes generally voting power and/or investment power with respect to securities. The address of each director and executive officer named below is the same as that of the company (300 Airport Road, South St. Paul, MN 55075) unless otherwise stated.

Name and Address	Amount and Nature of		Percent of
of Beneficial Owner	Beneficial Ownership (1)		Class

Darrel D. Brandt	1,699,077	(2)	15.0

Boris Popov	459,700	(3)	4.1

Thomas H. Adams, Jr.	209,516	(3)	1.9

Robert L. Nelson	83,480	(4)	*

Edward L. Underwood	47,046	(5)	*

Fernando Caralt	1,378,676	(6)	11.9

Larry E. Williams	78,745	(7)	*

John M. Gilmore	1,750		*

Frank Hoffman	450		*

Carl D. Langr	0		—

Cirrus Design Corporation 4515 Taylor Circle Duluth, MN 55811	1,150,000		10.2

CIMSA Ingenieria de Sistemas, S.A. P.I. “El Ramassasr” — C/Valles, s/n Barcelona, Spain	1,378,676	(8)	11.9

All executive officers and directors as a group (10 persons)	3,958,440	(9)	34.0

*	Less than 1%

(1)	Unless otherwise indicated, all persons have sole voting power and sole investment power with respect to the shares indicated. Includes shares that may be acquired by exercise of options currently exercisable (including options becoming exercisable within 60 days).

(2)	Includes 15,000 shares issuable upon exercise of vested options. Beneficial ownership based upon a Form 13G filed on February 12, 2008.

(3)	Includes 15,000 shares issuable upon exercise of vested options.

(4)	Includes warrants to purchase an aggregate of 6,296 shares of common stock at an exercise price of $2.00.

(5)	Includes warrants to purchase an aggregate of 5,009 shares of common stock at an exercise price of $2.00. Does not include shares beneficially owned by Cirrus Design Corporation. Mr. Underwood is an executive director of an entity that controls Cirrus Design Corporation.

(6)	Represents (i) 1,102,941 shares of common stock held by CIMSA Ingenieria de Sistemas, S.A. and (ii) warrants to purchase an aggregate of 275,735 of common stock at an exercise price of $2.00 held by CIMSA Ingenieria de Sistemas, S.A., of which Mr. Caralt is the President, Chief Executive Officer, and a Director. Mr. Caralt disclaims beneficial ownership of the securities held by CIMSA.

(7)	Includes warrants to purchase an aggregate of 4,596 shares of common stock at an exercise price of $2.00.

(8)	Includes warrants to purchase an aggregate of 275,735 shares of common stock.

(9)	Includes 45,000 shares issuable upon exercise of vested options and 291,636 shares issuable upon exercise of outstanding warrants.

Section 16 (a) Beneficial Ownership Reporting Compliance
Section 16(a) of the Securities Exchange Act of 1934 requires executive officers and directors and persons who beneficially own more than 10% of our common stock to file initial reports of ownership and reports of changes in ownership with the Securities and Exchange Commission. Executive officers, directors and greater-than-10% beneficial owners are required by SEC regulations to furnish us with copies of all Section 16(a) reports they file. Based solely on a review of the copies of such forms furnished to us during fiscal year ended September 30, 2007 and written representations from the executive officers, directors and greater-than-10% beneficial owners of our common stock, all reports were filed in a timely manner, except for the following:
To our knowledge, Cirrus Design Corp., which owns over 10% of the Company’s stock has never filed a Form 3.
Thomas Adams received a stock grant on 3/15/07 that has not yet been reported.
Darrel Brandt received a stock grant on 3/15/07 that was reported on an amended Form 4 filed on 5/17/07.
John Gilmore filed a Form 3 dated 1/1/2007 on 1/18/07.
Frank Hoffman filed a Form 3 dated 1/1/2007 on 1/25/07; and received a stock grant on 1/16/07 that was reported on 1/25/07.
Gary Moore reported a 2/22/07 purchase on 2/27/07.
Robert Nelson received a stock grant on 3/15/07 that was reported on 5/4/07.
Boris Popov received a stock grant on 3/15/07 that was reported on 5/4/07.
Edward Underwood received a stock grant on 3/15/07 that was reported on 5/11/07.
EXECUTIVE COMPENSATION
Biographical Summaries of Current Executive Officers

Name	Age	Position

Larry E. Williams	50	Director, President, Chief Executive Officer, and Chief Operating Officer
Carl D. Langr	38	Chief Financial Officer
Larry Williams has served as our President and Chief Operating Officer since December 2004, and as our Chief Executive Officer since May 2005. He has also served as a director since September 2006. His complete biographical information is set forth above under “Proposal 1: Election of Directors — Biographical Summaries of Nominees for the Board of Directors.”
Carl D. Langr was appointed our Chief Financial Officer on February 4, 2008. From December 2003 to his commencement of employment with the Company, Mr. Langr served as interim Chief Financial Officer and Controller of CorVu North America, a performance management software company based in Edina, Minnesota. From October 1998 to December 2003, Mr. Langr served as Controller for E & C Systems, Inc., a consulting and engineering firm located in Little Canada, Minnesota, which has since merged into Foth & Van Dyke. Mr. Langr received his Bachelor of Arts Degree in Accounting from the University of Northern Iowa.
Significant Employees
Gary Moore, 51, Vice President of Sales & Marketing. Mr. Moore has been with us since June 2006, and has over 30 years military and commercial aerospace experience. From October 2005 to June 2006, Mr. Moore worked as an independent consultant for an international non-profit agency (AFS-USA International Programs) as well as interpreter for Hispanic clients in the Twin Cities area. From May 2002 to September 2005, Mr. Moore was a Subcontracts Manager and International Business Development/Sales Manager with Lockheed Martin, managing and negotiating international supplier contracts, among other responsibilities. From November 2001 to May 2002, Mr. Moore worked at University Hospitals and Clinics at The University of Iowa in Iowa City, Iowa as a contract statistical analyst. Prior to that, from October 1998 to October 2001, Mr. Moore was a Marketing and Sales Manager for Rockwell Collins, where he managed existing customer base and expanded market penetration of Rockwell Collins’ avionic product lines in Latin America and the Asian Pacific. Mr. Moore also served on active-duty as a Naval Flight Officer in the U.S. Navy early in his career. Mr. Moore received an undergraduate degree in Biology from the University of Texas at Austin, an M.S. in Financial Management from the Naval Postgraduate School in Monterey, California, and an MBA in International Business/Marketing from George Washington University in Washington, D.C.

John M. Gilmore, 56, Director, Cessna Customer Support. Mr. Gilmore has been with us since December 9, 2003 and is an experienced sales executive, current aircraft owner and flight instructor with over 3,000 hours of flight time. Prior to being named Director, Cessna Customer Support, Mr. Gilmore served as our Vice President of Sales. He also taught ground school for Aviation Seminars. Mr. Gilmore was previously employed as vice president of sales and marketing for Jetways, Inc. He is a successful sales and marketing executive with over 15 years experience leading technology sales in the computer industry.
Frank Hoffmann, 36, Vice President of Engineering. Mr. Hoffman has been with us since January 2006 and serves as our Liaison to the German Aviation Authorities. From 2003 to the end of 2005, Mr. Hoffmann served as a civil servant to the German Federal Agency for Defense Technology and Procurement. During this time, he positioned himself as the Flight Test Director for all Manned and Unmanned Parachute Systems of the German Defense Sector at the Aeronautical Flight Testing Center in Manching, Bavaria. Furthermore, he was named German NATO speaker for all Precision Airdrop Issues. Prior to that, from 1990 to 2003, Mr. Hoffmann served as a technical officer for the F-4F “Phantom 2” with the German Air Force. Mr. Hoffman received a Masters Degree in Aerospace Engineering from the University of the German Armed Forces in Munich in 1995.
Summary Compensation Table
The following table sets forth all of the compensation awarded to, earned by or paid to (i) each individual serving as our principal executive officer during the fiscal year ended September 30, 2007 and (ii) each other individual that served as an executive officer at the conclusion of the fiscal year ended September 30, 2007 and who received in excess of $100,000 in the form of salary and bonus during such fiscal year (collectively, the “named executive officers”).

									Nonqualified
							Non-Equity		Deferred
Name and Principal					Stock		Incentive Plan		Compensation	All Other
Positions	Year	Salary	Bonus		Awards (1)		Compensation		Earnings	Compensation		Total
Larry E. Williams	2007	$194,000	$48,500	(2)	0	(3)	$50,760	(4)	0	0		$293,260
Chief Executive Officer and President
Gary Moore	2007	$103,333	$2,500	(5)	$1,031	(5)	0		0	$682	(6)	$107,546
Vice President of Sales & Marketing
John Gilmore	2007	$103,333	$1,570	(7)	$743	(8)	$22,063	(9)	0	$298	(6)	$125,694
Director, Cessna Customer Support
Don Hedquist (10)	2007	$98,500	0	(11)	0	(12)	0		0	0		$98,500
Chief Financial Officer
Frank Hoffmann	2007	$97,000	$2,500	(13)	$1,031	(14)	0		0	$682	(6)	$101,213
Vice President of Engineering

(1)	Amounts listed reflect the dollar amount recognized for financial statement reporting purposes for the fiscal year ended September 30, 2007, in accordance with SFAS 123(R), of the stock award based on the fair market value of the stock award on the date of grant. Assumptions used in the calculation of this amount for employees are identified in Note 2 to our financial statements for the year ended September 30, 2007 included elsewhere in this Annual Report. There were no options that were issued or vested in the year ended September 30, 2007.

(2)	Constitutes a discretionary cash bonus approved by our Compensation Committee pursuant to the terms of Mr. Williams’ employment agreement based on his job performance during the fiscal year ended September 30, 2007. The cash bonus was paid in November 2007. Total does not include a discretionary cash bonus of $116,400 which was approved by our Compensation Committee pursuant to the terms of his then-current employment agreement based on his job performance during the fiscal year ended September 30, 2006 and paid to Mr. Williams in November 2006.

(3)	Does not include 17,767 shares of our common stock issued to Mr. Williams on January 16, 2007 based upon his job performance during the fiscal year ended September 30, 2006, which were accrued at September 30, 2006.

(4)	Constitutes a non-discretionary bonus paid to Mr. Williams in November 2007 pursuant to the terms of his employment agreement.

(5)	Constitutes a discretionary bonus paid to Mr. Moore in November 2007 in the form of cash and 625 shares of restricted stock based on our performance during the fiscal year ended September 30, 2007. The shares of restricted stock were approved and declared as of November 28, 2007, when our common stock had a fair market value of $1.65.

(6)	Constitutes a cash payment to gross up the executive for the executive’s tax obligations relating to the issuance of restricted stock as a discretionary bonus to the executive.

(7)	Constitutes a discretionary bonus paid to Mr. Gilmore in November 2007 in cash based on our performance during the fiscal year ended September 30, 2007. Does not include a discretionary cash bonus of $700 paid to Mr. Gilmore in November 2006 based on our performance during the fiscal year ended September 30, 2006.

(8)	Consists of 450 shares of restricted stock issued to Mr. Gilmore as a discretionary bonus based on our performance during the fiscal year ended September 30, 2007. The shares of restricted stock were approved and declared as of November 28, 2007, when our common stock had a fair market value of $1.65. Does not include 1,100 shares of restricted stock issued to Mr. Gilmore on January 16, 2007 based upon our performance during the fiscal year ended September 30, 2006.

(9)	Constitutes a commission paid to Mr. Gilmore on sales of our products sold as follows: (i) 0.75% of sport sales in the United States (ii) 1% of sports sales internationally.

(10)	Mr. Hedquist resigned from his position as our Chief Financial Officer effective December 14, 2007.

(11)	Does not include a discretionary cash bonus of $1,400 paid to Mr. Hedquist in November 2006 based on our performance during the fiscal year ended September 30, 2006.

(12)	Does not include 2,200 shares of restricted stock issued to Mr. Hedquist on January 16, 2007 based upon our performance during the fiscal year ended September 30, 2006.

(13)	Constitutes a discretionary bonus paid to Mr. Hoffmann in November 2007 in cash based on our performance during the fiscal year ended September 30, 2007. Does not include a discretionary cash bonus of $450 paid to Mr. Hoffmann in November 2006 based on our performance during the fiscal year ended September 30, 2006.

(14)	Consists of 625 shares of restricted stock issued to Mr. Hoffmann as a discretionary bonus based on our performance during the fiscal year ended September 30, 2007. The shares of restricted stock were approved and declared as of November 28, 2007, when our common stock had a fair market value of $1.65. Does not include 600 shares of restricted stock issued to Mr. Hoffmann on January 16, 2007 based upon our performance during the fiscal year ended September 30, 2006.
Employment Agreement with our Executives
Chief Executive Officer
Larry Williams became our President and Chief Operating Officer on December 6, 2004, and our Chief Executive Officer on May 6, 2005. Mr. Williams entered into an employment agreement with us dated May 6, 2005 identifying the terms of his services as Chief Executive Officer, President and Chief Operating Officer. On January 4, 2007, we entered into a two-year employment agreement with Mr. Williams superseding the terms of the prior agreement. That agreement was amended and restated in June 2007 to reflect recent changes in deferred compensation requirements. Under the new employment agreement, Mr. Williams is entitled to receive a base salary of $194,000 effective as of October 1, 2006. Mr. Williams is also eligible for a potential annual bonus of up to 100% of his base salary. Up to 25% of the potential annual bonus, or $48,500, is discretionary and would be paid in cash as determined by our Compensation Committee within 90 days of fiscal year end.

The remaining 75% of the potential annual bonus, up to $145,500, is non-discretionary (the “Maximum Non-Discretionary Bonus”), and based upon two components: a net sales component and a net income component. With respect to the sales component, Mr. Williams could earn up to 35% of the Maximum Non-Discretionary Bonus if our actual sales equals our budgeted sales for the fiscal year. To the extent our actual sales exceeds our budgeted sales for such fiscal year, the percentage payable is increased up to a maximum of 15% of the Maximum Non-Discretionary Bonus. To the extent our actual sales are less than our budgeted sales, the sales component of the non-discretionary bonus will be proportionately reduced. No sales component of the non-discretionary bonus will be paid to the extent that actual sales is less than 80% of budgeted sales.
With respect to the income component of the non-discretionary bonus, Mr. Williams could earn up to 35% of the Maximum Non-Discretionary Bonus if our actual net income equals our budgeted net income for the fiscal year. To the extent our actual net income exceeds our budgeted net income for such fiscal year, the percentage payable is increased up to a maximum of 15% of the Maximum Non-Discretionary Bonus. To the extent, our actual net income is less than our budgeted net income, the income component of the non-discretionary bonus will be proportionately reduced. No income component of the non-discretionary bonus will be paid to the extent that actual net income is less than 80% of budgeted net income.
Any non-discretionary bonus is to be paid within 10 days of the filing of our Annual Report on Form 10-KSB. Upon our mutual agreement with Mr. Williams, up to 50% of any non-discretionary bonus may be paid in our restricted common stock.
The employment agreement further provides that to the extent Mr. Williams is terminated without Cause, he is entitled to a severance payment of 18 months of his base salary, paid out over such period in accordance with our payroll schedule. “Cause,” as defined in the agreement, includes acts of dishonesty, fraud, material and deliberate injury or attempted injury relating to our business or company, conviction of a felony or a continued failure to satisfactorily perform job duties. In the event of a Change of Control pursuant to which Mr. Williams is terminated without Cause, Mr. Williams is entitled to 24 months of his base salary paid out over such time in accordance with our normal payroll. “Change of Control” is defined in the agreement to include: (i) the acquisition by any person of beneficial ownership of twenty-five (25%) percent or more of our outstanding shares of common stock; (ii) a merger, reorganization or consolidation whereby our shareholders immediately prior to such event do not hold more than fifty (50%) percent of the voting stock of the surviving entity after completion of the event; or (iii) our liquidation or dissolution or the sale of all or substantially all of our assets.
The employment agreement includes standard confidentiality provisions and an 18-month non-compete provision. In the event of a termination of employment without Cause following a Change of Control, the non-compete provisions shall continue for as long as severance payments are made (i.e., 24 months).
Furthermore, the employment agreement provides that Mr. Williams will be nominated by our Board of Directors each year to serve as a director so long as he is Chief Executive Officer. In the event Mr. Williams resigns or is terminated, the agreement provides that Mr. Williams will also resign from the Board.
Executive Bonus Compensation
Our executive officers and employees generally are eligible for a discretionary annual bonus in the form of cash and/or restricted stock. Upon the recommendation of our chief executive officer and management, our Compensation Committee each year determines the aggregate amount of our bonus pool available to the employees of our Company, including the executive officers (with the exception of the Chief Executive Officer), based on our performance during the fiscal year, including without limitation our ability to meet our annual budget. The Compensation Committee then determines the amounts of the discretionary bonuses to be paid to the employees (other than the Chief Executive Officer) based on both our performance and the individual employee’s performance.
With respect to the discretionary bonus payable to our Mr. Williams as Chief Executive Officer, our Board of Directors determines the amount of the bonus upon the recommendation of our Compensation Committee. See page five of this proxy statement for a discussion of the payment of the discretionary bonus to our Chief Executive Officer for the fiscal year ended September 30, 2007. No non-discretionary bonus was paid out to Mr. Williams for the fiscal year ended September 30, 2007.
Outstanding Equity Awards at Fiscal Year-End
None of our named executive officers held any outstanding equity awards as of September 30, 2007.
Severance and Change of Control Arrangements
See “Employment Agreements with Executives —Chief Executive Officer” above for a description of the severance and change of control arrangement with Mr. Williams. We have not entered into a severance or change of control provision with any of our other executives.

CODE OF ETHICS
We have adopted a Code of Ethics for our senior financial executives. The Code of Ethics was filed as Exhibit B to our Proxy Statement filed on January 23, 2004. A copy of the Code of Ethics will be provided, without charge, to any person requesting it in writing, addressed to the attention of the Corporate Secretary, Ballistic Recovery Systems, Inc., 300 Airport Road, South St. Paul, Minnesota, 55075.
REPORT OF THE AUDIT COMMITTEE
For fiscal year 2007, the Audit Committee of the Board of Directors was composed of the following non-employee directors: Robert Nelson (Chairman), Darrel D. Brandt and Edward Underwood. On March 2, 2008, Mr. Underwood resigned as an Audit Committee member. On March 6, 2008, the Board of Directors determined that the entire Board of Directors would perform the role of Audit Committee.
The Audit Committee oversees Ballistic Recovery Systems, Inc.’s financial reporting process on behalf of the Board of Directors and recommends to the Board of Directors the appointment of independent accountants. Management has the primary responsibility for the financial reporting process, including the Company’s system of internal controls. The independent accountants are responsible for performing an independent audit of the Company’s financial statements in accordance with the Standards of the Public Company Accounting Oversight Board (United States) and to issue a report on the Company’s financial statements. The Audit Committee discusses with management and independent auditors the overall scope and plans for the audit and meets with the independent auditors, with and without management present, to discuss the results of their examinations, their evaluations of our internal controls, and the overall quality of the Company’s financial reporting. The Audit Committee also meets quarterly to review the Company’s quarterly financials.
In fulfilling our oversight responsibilities, the Audit Committee has met and held discussions with management and the independent auditors. The Audit Committee reviewed the financial statements with management and the independent auditors, including a discussion of the application of accounting principles generally accepted in the United States of America, the reasonableness of significant judgments, and the clarity of disclosures in the financial statements. The Audit Committee also has discussed with the independent auditors the auditors’ independence from management, including whether the provision of non-audit services is compatible with maintaining the auditors’ independence, and matters required to be discussed by the Statement on Auditing Standards No. 61 (Communications with Audit Committees), and the Audit Committee received from the independent auditors the written disclosure required by Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees).
In reliance on the reviews and discussions referred to above, the committee recommended to the Board of Directors (and the Board has approved) that the audited financial statements be included in Ballistic Recovery Systems, Inc.’s Annual Report on Form 10-KSB for the fiscal year ended September 30, 2007, filed with the Securities and Exchange Commission.
Robert Nelson, Darrel Brandt, Boris Popov and Larry Williams
DETERMINATION OF AUDIT COMMITTEE FINANCIAL EXPERT
The Board considered whether any relevant member or members of the Audit Committee qualify as an “audit committee financial expert” as determined under Item 407 of Regulation S-B of the Securities and Exchange Commission. The Board considered whether any member of the Audit Committee possessed all of the following attributes:
1.	An understanding of generally accepted accounting principles and financial statements;

2.	The ability to assess the general application of such principles in connection with the accounting for estimates, accruals, and reserves;

3.	Experience preparing, auditing, analyzing or evaluating financial statements that present a breadth and level of complexity of accounting issues that are generally comparable to the breadth and complexity of issues that can reasonably be expected to be raised by the Company’s financial statements, or experience actively supervising one or more persons engaged in such activities;

4.	An understanding of internal control over financial reporting; and

5.	An understanding of Audit Committee functions.

The Board also considered whether any member had acquired the above attributes through:
1.	Education and experience as a principal financial officer, principal accounting officer, controller, public accountant or auditor or experience in one or more positions that involve the performance of similar functions;

2.	Experience actively supervising a principal financial officer, principal accounting officer, controller, public accountant, auditor or person performing similar functions;

3.	Experience overseeing or assessing the performance of companies or public accountants with respect to the preparation, auditing or evaluation of financial statements; or

4.	Other relevant experience.
Based upon the foregoing and based upon representations made to the Board, the Board determined that Mr. Underwood was an Audit Committee financial expert for fiscal year 2007. On March 2, 2008, Mr. Underwood resigned as an Audit Committee member. The Board has not yet selected a new “audit committee financial expert” following Mr. Underwood’s resignation and presently intends to do so following the 2008 Annual Meeting of Shareholders.
INDEPENDENT REGISTERED PUBLIC ACCOUNTANTS
A representative from Virchow, Krause & Company, LLP will have an opportunity to make a statement at the annual meeting and will be available to respond to appropriate questions from shareholders.
DISCLOSURE OF FEES PAID TO INDEPENDENT AUDITORS IN FISCAL YEAR 2007
Audit Fees
Audit fees billed or expected to be billed to us by Virchow, Krause & Company, LLP for the audit of the financial statements for the fiscal years ended September 30, 2007 and 2006 and for review of registration statements, quarterly reports on Form 10-QSB and annual reviews on Form 10-KSB for the same fiscal years totaled $81,584 and $66,375, respectively.
Financial Information Systems Design and Implementation Fees
We did not engage Virchow, Krause & Company, LLP to provide advice regarding financial information systems design and implementation during the last fiscal year.
Tax Fees
Fees billed or expected to be billed to us by Virchow Krause & Company, LLP for all other non-audit services, including tax-related services, provided during the last two fiscal years totaled $11,745 and $9,115, respectively.
All Other Fees
For fiscal years 2007 and 2006, Virchow, Krause & Company, LLP did not bill any fees for any other non-audit services rendered to us.
Audit Committee
The Audit Committee meets prior to filing of any Form 10-QSB or 10-KSB to approve those filings. The policy of our Audit Committee is to review and pre-approve both audit and non-audit services to be provided by the independent public accountants (other than de minimis exceptions permitted by the Sarbanes Oxley Act of 2002). This duty may be delegated to one or more designated members of the Audit Committee with any such approval reported to the committee at its next regularly scheduled meeting. Approval of non-audit services shall be disclosed to investors in periodic reports required by section 13 (a) of the Securities and Exchange Act of 1934. 100% of fees paid to our auditors were pre-approved by the Audit Committee.

SHAREHOLDER PROPOSALS FOR THE NEXT ANNUAL MEETING
The rules of the Securities and Exchange Commission permit shareholders of the Company, after timely notice to the Company, to present proposals for shareholder action in the Company’s proxy statement where such proposals are consistent with applicable law, pertain to matters appropriate for shareholder action, and are not properly omitted by Company action in accordance with federal proxy rules. The 2009 Annual Meeting of Shareholders for the Company is expected to be held on or about April 24, 2009 and the proxy materials in connection with that meeting are expected to be mailed on or about March 27, 2009. The Company, on or before December 25, 2008, must receive shareholder proposals prepared in accordance with the proxy rules. If you wish to bring a matter before the shareholders at next year’s annual meeting and you do not notify us by March 10, 2009, our management will have discretionary authority to vote all shares for which it has proxies in opposition to the matter.
OTHER MATTERS
We know of no matters other than those that are described in this proxy statement to come before the 2008 Annual Meeting of Shareholders. However, if any other matters are properly brought before the meeting, one or more persons named in the enclosed proxy card or their substitutes will vote in accordance with their best judgment on such matters.
AVAILABILITY OF FORM 10-KSB
Due to the added disclosure requirements under the Sarbanes-Oxley Act, the Company has chosen to utilize its 2007 Form 10-KSB as the content for the 2007 Annual Report, which is included with this Proxy Statement. This and other SEC filings for the Company are also available at the Securities and Exchange Commission’s EDGAR service through the Internet at www.sec.gov/edgarhp.htm. The Company’s trading symbol is BRSI.PK. The 2007 Annual Report includes, without limitation, the following information incorporated herein by reference:

Content of Disclosure	Portion of Annual Report Where Disclosure is Located
Consolidated Financial Statements for fiscal years ending September 30, 2007 and 2006	Item 7. Consolidated Financial Statements

Management’s Discussion and Analysis or Plan of Operation	Item 6. Management Discussion and Analysis or Plan of Operation

Changes and Disagreements with Accountants on Accounting and Financial Disclosure	Item 8. Changes and Disagreements with Accountants on Accounting and Financial Disclosure

/s/ Larry E. Williams
Larry E. Williams
Chief Executive Officer, President and Chief Operating Officer

April 1, 2008

BALLISTIC RECOVERY SYSTEMS, INC.
PROXY
ANNUAL MEETING OF SHAREHOLDERS — APRIL 25, 2008
THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS
The undersigned, having received the Notice of Annual Meeting and Proxy Statement dated March  _____  , 2008, revoking any proxy previously given, hereby appoint(s) Larry E. Williams as proxy (with the power to act alone and with the power of substitution and revocation) to represent the undersigned and to vote, as designated below, all shares of common stock of Ballistic Recovery Systems, Inc. which the undersigned is entitled to vote at the Annual Meeting of Shareholders to be held at 9:00 a.m. Central Time on Friday, April 25, 2008, at Fleming Field, New Terminal Building, 1725 Henry Avenue, South St. Paul, Minnesota 55075, and at any adjournment or postponement thereof. THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED AS DIRECTED BY THE UNDERSIGNED. IF NO DIRECTION IS GIVEN, THIS PROXY WILL BE VOTED “FOR” THE DECREASE IN THE SIZE OF THE BOARD OF DIRECTORS FROM SEVEN TO FIVE, “FOR” ALL NOMINEES FOR DIRECTOR, AND IN THE DISCRETION OF THE NAMED PROXY ON ALL OTHER MATTERS.
1.	To decrease the size of our Board of Directors from seven to five.

☐ FOR	☐ AGAINST	☐ ABSTAIN

2.	Election of directors:	01	Thomas H. Adams, Jr.	04	Boris Popov
		02	Darrel D. Brandt	05	Larry E. Williams
		03	Fernando Caralt

		☐	FOR all nominees, Listed above (except as Specified below).	☐	WITHHOLD AUTHORITY to vote for all nominees listed above.
INSTRUCTIONS: TO WITHHOLD AUTHORITY FOR ANY INDICATED NOMINEE, WRITE THE NUMBER(S) OF THE NOMINEE(S) IN THE SPACE PROVIDED:

3.	Upon such other matters as may properly come before the meeting.
It is important that each shareholder complete, date, sign, and mail this Proxy as soon as possible. Your vote is important!

Dated and Signed , 2008.

Signature of Shareholder(s)	Signature of Shareholder(s)
PLEASE DATE AND SIGN name(s) exactly as shown on this proxy card. When joint tenants hold shares, both should sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such. If a corporation, please sign in full corporate name by President or other authorized officer. If a partnership, please sign in partnership name by authorized person.
PLEASE DO NOT FORGET TO DATE THIS PROXY.